Exhibit 5.1

Our Reference
JC000499/JM002002/CLT/PKR
JurisAsia LLC 9 Raffles Place Republic Plaza #29-02 Singapore 048619

29 November 2024

Primech Holdings Ltd.

23 Ubi Crescent

Singapore 408579

Board of Directors of Primech Holdings Ltd.

Dear Sirs

PRIMECH HOLDINGS LTD. – REGISTRATION STATEMENT ON FORM F-3

1.	We have acted as Singapore legal counsel to the Primech Holdings Ltd. (the “Company”) in connection with the preparation of the Company’s Registration Statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to be filed by the Company with the Securities and Exchange Commission (the “SEC”) relating to the offering of the following securities of the Company having an aggregate offering price of up to USD 50,000,000:

(a)	new ordinary shares in the capital of the Company (“Ordinary Shares”);

(b)	warrants to purchase Ordinary Shares issuable pursuant to the terms of a warrant agreement, if applicable, (the “Warrant Agreement”) and warrant certificate (the “Warrants”) (the “Warrant Certificate” and together with the Warrant Agreement, the “Warrant Documents”);

(c)	rights to purchase Ordinary Shares issuable pursuant to the terms of a rights agreement (the “Rights Agreement”) and rights certificate (the “Rights”) (the “Rights Certificate” and, together with the Rights Agreement, the “Rights Documents”); and

(d)	units consisting of Ordinary Shares, Warrants or Rights, or any combination thereof, in one or more series (the “Units”) issuable pursuant to the terms of a unit agreement (the “Unit Agreement”) and unit certificate (the “Units”) (the “Unit Certificate” and together with the Unit Agreement, the “Unit Documents”)

(the Ordinary Shares, the Warrants, the Rights and the Units are, together the “Securities”).

2.	We have taken instructions solely from the Company. This opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.

3.	For the purpose of rendering this opinion, we have examined:

(a)	a copy of the draft Registration Statement;

(b)	a copy of the constitution of the Company (the “Constitution”);

(c)	a copy of the Business Profile of the Company dated 29 November 2024 issued by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”);

(d)	a copy of the notice of annual general meeting (“AGM”) dated 26 July 2024 (the “Notice of AGM”) containing, inter alia, a proposed resolution for the Company’s shareholders (the “Shareholders”) to approve, inter alia, issuances of shares and instruments (the “Shareholders’ Resolutions”);

(e)	a copy of the minutes of the AGM dated 19 August 2024 evidencing that the Shareholders’ Resolutions were duly passed; and

(f)	such other documents as we have considered necessary or desirable in order that we may render this opinion.

4.	Save as expressly provided in paragraph 6 of this opinion, we express no opinion whatsoever with respect to any agreement or document described in paragraph 3 of this opinion, including the Documents (as defined below).

5.	We have assumed:

(a)	the Warrant Documents, the Rights Documents and the Unit Documents (together, the “Documents”), the Warrants issuable under the Warrant Documents, the Rights issuable under the Rights Documents and the Units issuable under the Unit Documents will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws;

(b)	the Securities (other than the Ordinary Shares) are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the governing laws of the Documents and all other relevant laws;

(c)	the capacity, power, authority and legal right of all parties under all relevant laws and regulations to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents, the Warrants issuable under the Warrant Documents, the Rights issuable under the Rights Documents and the Units issuable under the Unit Documents;

(d)	there is no contractual or other prohibition or restriction binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents;

(e)	the correctness of all facts stated in all documents submitted to us;

(f)	the genuineness of all signatures (including electronic signatures) and seals on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

(g)	that copies of each of the documents (including the Shareholders’ Resolutions) submitted to us for examination are true, complete and up-to-date copies and have not been modified, supplemented or superseded;

(h)	that the Shareholders’ Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Shareholders’ Resolutions;

(i)	that the appointment of any corporate representatives and/or proxies in relation to the Shareholders’ approval obtained under the Shareholders’ Resolutions had been validly authorised;

(j)	the Warrants and the Warrant Documents, the Rights and the Rights Documents and the Units and the Unit Documents will be executed and delivered by an authorised person of the parties thereto;

(k)	no invitation has been or will be made by or on behalf of the Company to the public in the Republic of Singapore to subscribe for any of the Ordinary Shares;

(l)	the issue of the Warrants issuable under the Warrant Documents, the Rights issuable under the Rights Documents, the Units issuable under the Unit Documents and the Ordinary Shares will be of commercial benefit to the Company;

(m)	the Securities will be issued either (i) pursuant to the Shareholders’ Resolutions if the date of such issuance(s) is before the conclusion of the next validly held AGM of the Company (the “Shareholders’ Resolutions Expiration Date”) that is required by law to be held; or (ii) in the event that the Securities are issued after the Shareholders’ Resolutions Expiration Date, pursuant to a further approval of the Shareholders validly obtained pursuant to section 161 of the Companies Act 1967 of Singapore;

(n)	(i) that the information disclosed by the electronic searches made on 29 November 2024 (the “ACRA Searches”) of the electronic records of the ACRA against the Company is true and complete, (ii) that such information has not since then been materially altered, and (iii) that the ACRA Searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the ACRA Searches; and

(o)	that where a document has been submitted to us in draft form, it will be executed in the form of that draft.

6.	Based upon and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that:

(a)	the Company is incorporated and exists as a public company limited by shares under the Companies Act 1967 of Singapore;

(b)	with respect to the Ordinary Shares, when: (i) the board of directors of the Company has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Ordinary Shares have been recorded in the Company’s register of members; and (c) the subscription price of such Ordinary Shares have been fully paid in cash or other consideration approved by the board of directors of the Company, the Ordinary Shares will be duly authorised, validly issued, fully-paid and non-assessable;

(c)	with respect to the Warrants, when: (i) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) if applicable, a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as warrant agent thereunder; and (iii) the Warrant Certificates have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement, if applicable, relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company;

(d)	with respect to the Rights, when: (i) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Rights Agreement relating to the Rights shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as rights agent thereunder; and (iii) the Rights Certificates have been duly executed, countersigned, registered and delivered in accordance with the Rights Agreement relating to the Rights and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Rights will be duly authorised, legal and binding obligations of the Company; and

(e)	with respect to the Units, when: (i) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Unit Agreement relating to the Units shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as unit agent thereunder; and (iii) the Units Certificates have been duly executed, countersigned, registered and delivered in accordance with the Unit Agreement relating to the Units and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Units will be duly authorised, legal and binding obligations of the Company.

7.	For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Securities offered means under the laws of the Republic of Singapore that holders of such Ordinary Shares, having fully paid up all amounts due on such Ordinary Shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Ordinary Shares.

8.	This opinion relates only to the laws of general application of the Republic of Singapore as published at the date hereof and as currently applied by the courts of the Republic of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore. In respect of the Registration Statement, we have assumed due compliance with all matters concerning the laws of all other jurisdictions other than the Republic of Singapore.

9.	We hold ourselves out as only having legal expertise and our statements in this letter are made only to the extent that a law firm practising Singapore law in the Republic of Singapore, having our role in connection with the filing of the Registration Statement, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts.

10.	Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the registration of the Registration Statement or otherwise including, but without limitation, any other document signed in connection with the same. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments or supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder. Further, save for the use of this opinion as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable federal securities laws in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

11.	This opinion is given on the basis of the laws of the Republic of Singapore in force as at the date of this opinion and we undertake no responsibility to notify you of any change in the laws of the Republic of Singapore after the date of this opinion.

Yours faithfully

/s/ JurisAsia LLC

JurisAsia LLC

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